ImmuCell Announces Financial Results for 2008

PORTLAND, ME -- (Marketwire - February 11, 2009) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the quarter and year ended December 31, 2008.

For the three-month period ended December 31, 2008, product sales decreased by 16%, or $243,000, to $1,247,000 in comparison to the same period in 2007. For the year ended December 31, 2008, product sales decreased by 3%, or $144,000, to $4,628,000 in comparison to the same period in 2007.

"Domestic product sales increased 3% during 2008 (over 2007), while total product sales were down by 3%. As we work to introduce our products (principally First Defense®) to markets outside of the United States, we expect some volatility in those territories. Foreign sales were down by 26% in 2008 (under 2007), but 2008 foreign sales were 18% higher than 2006 foreign sales," commented Michael F. Brigham, President and CEO. "In this very difficult economic environment, we are somewhat satisfied at least to see modest growth in the domestic market while we continue to work to increase our total overall sales."

Product development expenses increased by 18%, or $76,000, to $506,000 during the three-month period ended December 31, 2008 in comparison to the same period in 2007. Product development expenses increased by 11%, or $167,000, to $1,746,000 during the year ended December 31, 2008 in comparison to the same period in 2007. During the year ended December 31, 2007, product development expenses included approximately $439,000 in non-cash amortization expense pertaining to a technology asset that was written off during the third quarter of 2007.

The loss before income taxes was $(251,000) during the three-month period ended December 31, 2008 in contrast to income before income taxes of $115,000 during the same period in 2007. The net loss was $(40,000) (or $(0.01) per share) during the three-month period ended December 31, 2008 in contrast to net income of $72,000 (or $0.02 per diluted share) during the same period in 2007.

The loss before income taxes was $(961,000) during the year ended December 31, 2008 in contrast to income before income taxes of $1,144,000 during the same period in 2007. Our previously disclosed projected loss before income taxes of up to $(750,000) was exceeded principally due to an unexpected decrease in gross margin on product sales. The net loss was $(469,000) (or $(0.16) per share) during the year ended December 31, 2008 in contrast to net income of $662,000 (or $0.22 per diluted share) during the same period in 2007. Technology licensing revenue decreased by $1,248,000 (or 100%), as the result of the product development and marketing agreement that was terminated during the third quarter of 2007.

"After nine consecutive years of profitability, our loss before income taxes in 2008 reflects our strategic decision to make a significant and controlled investment in the development of Mast Out®," added Mr. Brigham. "In connection with the development of Mast Out®, we have now enrolled approximately 55% of the qualified cases required to reach our targeted size for the pivotal effectiveness study."

Cash, cash equivalents and short-term investments decreased by 7%, or $358,000, to $5,054,000 at December 31, 2008 as compared to $5,412,000 at December 31, 2007. Stockholders' equity decreased by 4%, or $413,000, to $9,644,000 at December 31, 2008 as compared to $10,057,000 at December 31, 2007. The Company had 2,895,000 shares of common stock outstanding as of December 31, 2008.

                                          (Unaudited)
                                          Three Months     Twelve Months
                                             Ended            Ended
                                          December 31,      December 31,
                                        ----------------- ----------------
(In thousands, except per share
 amounts)                                 2008     2007     2008     2007
                                        -------  -------- -------  --------
Revenues:
Product Sales                           $ 1,247  $  1,490 $ 4,628  $  4,772
Other Revenues                                1        13       5     1,297
                                        -------  -------- -------  --------
Total Revenues                            1,248     1,503   4,633     6,069

Cost and expenses:
Product costs                               677       651   2,559     2,269
Product development expenses                506       430   1,746     1,579
Selling, general and administrative
 expenses                                   357       365   1,496     1,349
                                        -------  -------- -------  --------
Total costs and expenses                  1,540     1,446   5,801     5,197
                                        -------  -------- -------  --------

Net operating (loss) income                (292)       57  (1,168)      872

Interest and other income                    41        58     207       272
                                        -------  -------- -------  --------

(Loss) income before income taxes          (251)      115    (961)    1,144
Income tax (benefit) expense               (211)       43    (492)      482
                                        -------  -------- -------  --------
Net (loss) income                       $   (40) $     72 $  (469) $    662
                                        =======  ======== =======  ========

Net (loss) income per common share:
Basic                                   $ (0.01) $   0.02 $ (0.16) $   0.23
Diluted                                 $ (0.01) $   0.02 $ (0.16) $   0.22
                                        =======  ======== =======  ========

Weighted average common shares
 outstanding:
Basic                                     2,895     2,892   2,894     2,897
Diluted                                   2,895     2,990   2,894     3,034

                                         At December 31,    At December 31,
(In thousands)                                 2008              2007
                                         ---------------    ---------------
Cash, cash equivalents and short-term
 investments                             $         5,054    $         5,412
Total assets                                      10,128             10,412
Net working capital                                6,245              6,710
Stockholders’ equity                     $         9,644    $        10,057

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Forward-Looking Statement Disclaimer

The foregoing press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ImmuCell's sales growth. Factors that could cause the Company's future results to differ materially from those described in the forward-looking statements, together with other risk factors, are detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Forward-looking statements in this press release are based on our current information and expectations. Actual results may differ materially due to various factors, including those risks.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106